Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference to the Registration Statements on Form S-03 (Nos. 333-156708, 333-153215, 333-148765, 333-82934, 333-89840, 333-105288 and 333-110197) and in the related prospectuses and in the Registration Statements on Form S-8 (Nos. 333-40524, 333-65616, 333-101632, 333-108096, 333-117140) of Ardea Biosciences, Inc. (formerly IntraBiotics Pharmaceuticals, Inc.) of our report dated March 12, 2009, relating to the consolidated financial statements of Ardea Biosciences, Inc, and the effectiveness of internal control over financial reporting of Ardea Biosciences, Inc which appear in this Form 10-K.
/s/ STONEFIELD JOSEPHSON, INC.
San Francisco, California
March 12, 2009